Exhibit 99.1

Robert E. Williams (312) 606-4356 rewilliams@usg.com

STEVEN LEER ELECTED TO USG BOARD OF DIRECTORS;
BOARD COMMITTEE CHANGES ANNOUNCED

          CHICAGO, June 29, 2005 - USG Corporation (NYSE: USG), a leading building products company, has announced the election of Steven F. Leer, president and chief executive officer of Arch Coal, Inc., St. Louis, Missouri, to its Board of Directors effective July 1, 2005.

          Mr. Leer has served as president and CEO of Arch Coal since its formation in July 1997. Previously, Leer served as president and CEO of Arch Mineral Corporation, one of Arch Coal’s predecessor companies. Leer has also held senior management positions with The Valvoline Company and Ashland Inc.

          “We are fortunate to have someone of the caliber of Steven Leer join our organization,” said William C. Foote, chairman, president and CEO of USG Corporation. “He brings with him a wealth of knowledge and experience in manufacturing and energy, as well as broad-based management expertise.”

          Mr. Leer will initially serve on USG’s Finance and Governance Committees. Like all of the other members of the USG Board of Directors besides Mr. Foote, Mr. Leer has also been determined to be independent, as defined by USG and NYSE standards.

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          A native of Vermillion, South Dakota, Leer also serves on the boards of Norfolk Southern Corporation, the Western Business Roundtable and the Mineral Information Institute. He is a member of The Business Roundtable and the National Association of Manufacturers. He is also past chairman and continues to serve on the Boards of the Center for Energy and Economic Development, the National Coal Council and the National Mining Association.

          Mr. Leer holds a degree in electrical engineering from the University of the Pacific, and an MBA from Washington University’s Olin School of Business. He also received an honorary doctorate from the University of the Pacific. In addition, he is a delegate to the Coal Industry Advisory Board of the International Energy Agency in Paris, and District Chairman of the New Horizons District, Greater St. Louis Area Council of the Boy Scouts of America.

          In related news, USG also announced that, following its May annual stockholder meeting, it has made changes in the Chair positions of all of its Board Committees.

          The following individuals have been appointed to chair the five USG Board Committees: Robert L. Barnett, Audit; Valerie B. Jarrett, Compensation and Organization; Lawrence M. Crutcher, Governance; Judith A. Spreiser, Finance; and W. Douglas Ford, Corporate Affairs.

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All of the newly named Chairs have served on their respective Committees for a number of years. The Chair positions are approved annually by the full Board of Directors.

          USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution.

          USG Corporation and its principal domestic subsidiaries (collectively “USG”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on June 25, 2001. This action was taken to resolve asbestos claims in a fair and equitable manner, protect the long-term value of the businesses and maintain their market leadership positions.

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